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                                                                   Exhibit 3.7.1

                            ARTICLES OF INCORPORATION

                                       OF

                              Lodgian Anaheim, Inc.

      FIRST: That the name of the corporation is Lodgian Anaheim, Inc.

      SECOND: The name of this corporation's initial agent for service of process in the State of California is:

                             C T CORPORATION SYSTEM

      THIRD: This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is: One Thousand (1,000).

      FOURTH: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession, permitted to be incorporated by the California Corporations Code.

      FIFTH: The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

      IN WITNESS WHEREOF, the undersigned has executed these Articles this July 9, 1998.


            /s/ Andrea Vines
            ----------------------------
            Andrea Vines
            Incorporator



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